Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-108817, 333-84710, 333-44548, 333-60150, 333-120564, 333-127850, 333-136551 and 333-161639) of UTStarcom Holdings Corp. of our report dated April 22 , 2016 relating to the financial statements and financial statement schedules, which appears in this Form 20-F.

/s/ GHP Horwath, P.C.

Denver, Colorado

April 22, 2016